Exhibit 32.1
          In connection with the Amendment No. 2 to Quarterly Report of En Pointe Technologies, Inc. (the “Company”) on Form 10-Q/A for the period ended December 31, 2008, as filed with the Securities and Exchange Commission on the date hereof, Attiazaz “Bob” Din, President and Chief Executive Officer, and Javed Latif, Financial Officer of the Company, certify, pursuant to 18 U.S.C. § 1350, that to their knowledge:

1.	The Quarterly Report on Form 10-Q of the Company, as amended by Amendment No. 2 on Form 10-Q/A, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.
Dated: July 6, 2009

/s/ Attiazaz “Bob” Din
Attiazaz “Bob” Din
President and Chief Executive Officer

/s/ Javed Latif
Javed Latif
Vice President and Chief Financial Officer